Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (No. 333-203995) of Leggett & Platt, Inc. of our report dated February 24, 2021, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the manner in which the company accounts for inventory discussed in Note A, as to which the date is May 25, 2021, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Leggett & Platt, Inc.’s Current Report on Form 8-K filed May 25, 2021.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri

December 17, 2021